ALTAIR INTERNATIONAL INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


               NOTICE IS HEREBY GIVEN that an annual meeting (the "Meeting") of the shareholders of Altair International Inc. (the "Corporation") will be held at the Board of Trade of Metropolitan Toronto, Downtown Club, 3 First Canadian Place, Toronto, Ontario M5X 1C1, Boardroom C, on Thursday, the 10th day of June, 1999, at the hour of 10:00 o'clock in the morning (Toronto time) for the following purposes:

1. To receive the audited financial statements of the Corporation for the twelve months ended December 31, 1998, together with the report of the auditors thereon;

2.    To elect directors;

3.    To  appoint   auditors  and  to  authorize  the  directors  to  fix  their remuneration; and

4. To transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

               This notice is accompanied by a form of proxy, a copy of the management information circular and proxy statement, the annual report to shareholders of the Corporation containing the audited consolidated financial statements of the Corporation for the twelve months ended December 31, 1998, and a supplemental mailing list form.

               Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the Meeting.

               DATED at Toronto, Ontario as of the 15th day of April, 1999.

                                                  BY ORDER OF THE BOARD



                                                  (Sgd.)  William P. Long
                                                          President